AMBAC FINANCIAL GROUP, INC.

RESTRICTED STOCK UNIT AGREEMENT

________________ (the “Participant”) has been granted a Full Value Award under the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Plan”) in the form of restricted stock units. The Award shall be effective as of _________, 20[ ] (the “Grant Date”). The Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).

1.             Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Plan.

2.             Grant of Restricted Stock Units. Subject to the terms of this Agreement and the Plan, effective as of the Grant Date the Participant is hereby granted _______ restricted stock units (the "Restricted Stock Units"). This Award contains the right to dividend equivalent units (“Dividend Equivalent Units”) as described in paragraph 3. Each Restricted Stock Unit shall become vested as described in paragraph 4 and each vested Restricted Stock Unit shall be settled in accordance with paragraph 5.

3.             Dividend Equivalent Units. The Participant shall be entitled to Dividend Equivalent Units in accordance with the following:

(a)	If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding (i.e., the number of Restricted Stock Units granted hereunder less the number of such Restricted Stock Units that have settled in accordance with Section 5 below) on the applicable dividend record date, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date.

(b)	If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the dividend payment date, the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the number of shares Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding on the applicable dividend record date.

Dividend Equivalent Units shall be subject to the same vesting provisions as the Restricted Stock Units to which they relate and shall be settled in accordance with paragraph 5. No Dividend Equivalent Units shall be credited with respect to previously credited Dividend Equivalent Units.

4.            Vesting and Forfeiture of Restricted Stock Units and Dividend Equivalent Units. All Restricted Stock Units and Dividend Equivalent Units shall be unvested unless and until they become vested and nonforfeitable in accordance with this paragraph 4. Subject to the terms and conditions of this Agreement and the Plan, one-half (1/2) of the Restricted Stock Units and associated Dividend Equivalent Units awarded hereunder shall vest on the Grant Date and one-half (1/2) of the Restricted Stock Units and associated Dividend Equivalent Units awarded hereunder shall vest on the first anniversary of the Grant Date. The Grant Date and the first anniversary of the Grant Date are sometimes referred to herein as a “Vesting Date”. Notwithstanding the foregoing, if the Participant's termination of employment with Ambac Financial Group, Inc. (“the Company”) and its Subsidiaries (the “Termination Date”) occurs for any reason prior to the applicable Vesting Date, all Restricted Stock Units and associated Dividend Equivalent Units which are not vested upon the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect to such Restricted Stock Units or associated Dividend Equivalent Units. Restricted Stock Units and associated Dividend Equivalent Units which are vested on a Participant’s Termination Date shall immediately be forfeited and the Participant shall have no further rights with respect thereto in the event the Termination Date occurs as a result of the termination for “cause” of the Participant, and the Participant shall have no further rights with respect to thereto. As used herein, “cause” means (i) any act or omission by the Participant resulting in, or intending to result in, personal gain at the expense of the Company or any of its affiliates; (ii) the improper disclosure by the Participant of proprietary or confidential information of the Company or any of its affiliates; or (iii) misconduct by the Participant, including, but not limited to, fraud, intentional violation of, or negligent disregard for, the rules and procedures of the Company or its affiliates (including the code of business conduct), theft, violent acts or threats of violence, or possession of controlled substances on the property of the Company or any of its affiliates; provided, that the meaning of “cause” shall be (x) expanded to include any additional grounds for cause-based termination specified in any contract, policy or plan applicable to the Participant or (y) superseded to the extent expressly provided in such contract, policy or plan. The determination of whether “cause” exists shall be made by the Company in its sole and absolute discretion.

5.             Settlement. Subject to the terms and conditions of this Agreement, Restricted Stock Units and associated Dividend Equivalent Units that have become vested in accordance with paragraph 4 shall be settled as of the earlier of (a) the Participant’s Termination Date or (b) the second anniversary of the applicable Vesting Date. The date on which settlement occurs is referred to as the “Settlement Date”. Settlement of the vested Restricted Stock Units and associated Dividend Equivalent Units on a Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Restricted Stock Unit and associated Dividend Equivalent Unit (any fractional share being rounded up to the next whole unit). Upon the settlement of any vested Restricted Stock Units and Dividend Equivalent Units, such Restricted Stock Units and Dividend Equivalent Units shall be cancelled.

6.             Withholding. All Awards and payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and with the consent of the Committee, such withholding obligations may be satisfied through amounts that the Participant is otherwise to receive upon settlement of this Award or by a cash payment from the Participant to the Company or otherwise as agreed between the Participant and the Company. Under no circumstances will the Company permit the Participant to withhold shares of Common Stock in excess of the maximum tax withholding requirements. Notwithstanding the foregoing, if a tax withholding obligation with respect to tax imposed under the Federal Insurance Contributions Act (FICA) under sections 3101, 3121(a) and 3121(v)(2) of the Code (the “FICA Obligations”) is incurred with respect to any of the Restricted Stock Units and associated Dividend Equivalent Units prior to the Settlement Date with respect to such Restricted Stock Units and associated Dividend Equivalent Units (each date on which the FICA Obligation arises being referred to herein as a “Tax Vesting Date”) then, on the applicable Tax Vesting Date, that number of Restricted Stock Units and associated Dividend Equivalent Units for which the Settlement Date has not occurred as of the Tax Vesting Date shall be settled (and the Tax Vesting Date shall be treated as the “Vesting Date” with respect to such Restricted Stock Units and associated Dividend Equivalent Units) with respect to that number of shares of Common Stock subject thereto having a having a Fair Market Value (determined as of the Tax Vesting Date) equal to the sum of the following:

(a)	the FICA Obligations;

(b)	the income tax imposed by section 3401 of the Code (or the corresponding withholding provisions of applicable state, local or foreign tax laws) as a result of the FICA Obligations; and

(c)	the amount necessary to pay the additional income tax on wages attributable to the pyramiding of the payments under subparagraphs 6(a) and (b).

In no event shall the value of the Restricted Stock Units and associated Dividend Equivalent Units that are settled pursuant to subparagraphs 6(a), (b) and (c) exceed the amount that could be distributed pursuant to Treas. Reg. § 1.409-3(j)(xi).

7.             Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.

8.             Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.

9.             Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

10.           Adjustment of Award. The number of Restricted Stock Units and Dividend Equivalent Units awarded pursuant to this Agreement may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Stock Units or Dividend Equivalent Units.

11.           Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Company at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.

12.           Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.

13.           Amendments. The Board of Directors may, at any time, amend or terminate the Plan, and the Board of Directors or the Committee may amend this Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board of Directors or the Committee, as the case may be.

14.           Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Agreement.

15.           Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

16.           Plan Governs. The Award evidenced by this Agreement is granted pursuant to the Plan, and the Restricted Stock Units, Dividend Equivalent Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.

17.           Special Section 409A Rules. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)	and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and

(b)	the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.